EXHIBIT 99.1

Contacts:	Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates, LLC
(713) 529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY ANNOUNCES FISCAL 2014 THIRD QUARTER RESULTS
Company Engages Investment Banking Firm
CEO Anthony C. Schnur Appointed to Board of Directors

HOUSTON, TEXAS – February 18, 2014 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in Texas, has announced its fiscal 2014 third quarter and year to date results for the three and nine-month periods ending December 31, 2013 and the filing of its Quarterly Report on Form 10-Q.

Anthony C. Schnur, Lucas Energy’s Chief Executive Officer, stated, “Over the course of the past twelve months, our management team has successfully executed on our near-term objectives of repositioning the Company to a stronger financial and operational state.

“Initiatives to lower overall costs have successfully resulted in substantive decreases in both operating and general and administrative (G&A) expenses over the past nine months.  Year-to-date, our respective lease operating expenses (LOE) and G&A were 44% and 39% lower, respectively, than the same nine-month period last fiscal year.  December 2013 produced the lowest basic LOE and G&A monthly results Lucas has delivered in over thirty six months.

“In the transition from fixing a company to building one, we have examined the state of our industry, the various opportunities in our sector and the Company’s specific prospects for future growth.  Companies with more scale in our specific geology can spread fixed operating expenses over a larger base of production and access more favorable financing terms – ultimately resulting in higher per share valuations,” concluded Mr. Schnur.

The Company has engaged an investment banking firm and is actively reviewing a number of opportunities to accelerate development of its five million barrels of proved Eagle Ford and other oil reserves.  These potential opportunities include, but are not limited to, strategic partnership(s), asset or corporate acquisitions, and/or merger opportunities.  To date, we have not entered into any pending or definitive transactions.

Fiscal 2014 Third Quarter Results

For the fiscal 2014 third quarter, Lucas reported a net loss of $1.1 million, or ($0.04) per diluted share compared to a net loss of $2.7 million or ($0.10) per diluted share for the fiscal 2013 third quarter, or an improvement of $1.6 million for the period.

Net operating revenues in the fiscal 2014 third quarter were $1.4 million, of which all were derived from crude oil sales, down from the $1.9 million net operating revenues in the same period last year and $1.2 million in the 2014 fiscal second quarter.  The decline in revenues during the quarter was largely due to the lost revenues from producing wells sold in the Baker Deforest unit and certain properties conveyed to Nordic Oil in the fourth quarter of fiscal 2013.  The impact of these events reduced our revenues by about $0.5 million, or approximately 29%, during the fiscal 2014 third quarter compared to the fiscal 2013 third quarter, and lower commodity prices impacted our revenues by another $154,000 during that period.

Overall lease operating expenses (LOE) in the fiscal 2014 third quarter fell 45% from the fiscal 2013 third quarter to $0.6 million primarily as a result of a 53% decrease in direct operating expenses related to continued cost cutting initiatives and improved operating efficiencies.  Sequentially, LOE dropped 23% from the fiscal 2014 second quarter LOE of $0.7 million.  G&A expenses of just under $1.0 million for the quarter were 59% less than G&A expenses of $2.3 million in the third quarter of last year and 18% lower than the fiscal 2014 second quarter G&A of $1.2 million.

Average production during the fiscal 2014 third quarter was 158 net barrels of oil per day (BOPD), all of which was crude oil sales, compared to 131 net BOPD in the fiscal second quarter of 2014.  Production from the Austin Chalk well cleanout program contributed to the increase, but was partially offset by non-marketed oil production that remained in inventory and was not sold due to temporary infrastructure constraints.

Fiscal 2014 Year-to-Date Results

Operating revenues in the first nine months fiscal 2014 were $4.1 million, of which all were derived from crude oil sales, down from the $6.4 million net operating revenues in the same period last year.  The decline in revenues year to date was largely due to the lost revenues from producing wells sold or conveyed in the fourth quarter of fiscal 2013.  The impact of these asset sales reduced our revenues by about $2.3 million, or approximately 36%, during the fiscal 2014 nine-month period, and lower commodity prices impacted our revenues by another $40,000.

Year-to-date 2014 LOE fell 44% from the same nine-month period last year.  G&A expenses during the first nine months of fiscal 2014 of $3.2 million were 39% lower than the $5.2 million G&A expenses during the first nine months of fiscal 2013.

Average production year-to-date during the fiscal 2014 third quarter was 150 net BOPD, all of which was crude oil sales.  Average production during the first nine months of fiscal 2013 was 243 net BOPD, which included production that has since been assigned or sold with the Nordic and Baker Deforest transactions.

Appointment of Anthony C. Schnur to Board of Directors

The Company also announced today that, effective February 14, 2014, the Lucas Board of Directors increased the number of members of the Board of Directors from five to six members and appointed Anthony C. Schnur, the President, Chief Executive Officer, Interim Chief Financial Officer, Interim Treasurer and Interim Secretary of the Company as a member of the Board of Directors.

Mr. Schnur joined the Company as the Chief Financial Officer on November 1, 2012 before replacing the outgoing CEO in December 2012.  The Board of Directors believes that Mr. Schnur’s extensive experience in the oil and gas industry, as well as his knowledge of the Company’s operations, makes Mr. Schnur a valued addition to the Board of Directors.

LUCAS ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating Revenues
Crude Oil	$1,360,131	$1,898,863	$4,070,060	$6,314,279
Natural Gas	-	29,032	-	64,230
Total Revenues	$1,360,131	$1,927,895	$4,070,060	$6,378,509
Operating Expenses
Lease Operating Expenses	553,678	1,002,920	1,741,664	3,085,826
Severance and Property Taxes	69,545	101,688	220,225	329,068
Depreciation, Depletion,
Amortization, and Accretion	601,950	884,010	1,700,962	2,882,338
General and Administrative	951,332	2,338,493	3,206,589	5,233,542
Total Expenses	2,176,505	4,327,111	6,869,440	11,530,774
Operating Loss	$(816,374)	$(2,399,216)	$(2,799,380)	$(5,152,265)

Other Expense (Income)
Interest Expense	304,592	343,969	855,119	1,035,498
Other Expense (Income), Net	9,968	4,081	(20,268)	(11,806)
Total Other Expenses	314,560	348,050	834,851	1,023,692

Net Loss	$(1,130,934)	$(2,747,266)	$(3,634,231)	$(6,175,957)

Net Loss Per Share
Basic and Diluted	$(0.04)	$(0.10)	$(0.13)	$(0.25)

Weighted Average Shares Outstanding
Basic and Diluted	29,961,338	26,735,814	28,133,842	24,557,335

LUCAS ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	March 31,
	2013	2013
	(Unaudited)
ASSETS
Current Assets
Cash	$1,450,756	$450,691
Cash - Restricted	150,000	-
Accounts Receivable	701,651	832,801
Inventories	112,677	64,630
Other Current Assets	433,795	337,860
Total Current Assets	2,848,879	1,685,982

Property and Equipment
Oil and Gas Properties (Full Cost Method)	49,192,699	44,709,800
Other Property and Equipment	360,779	552,154
Total Property and Equipment	49,553,478	45,261,954
Accumulated Depletion, Depreciation and Amortization	(10,786,811)	(9,204,649)
Total Property and Equipment, Net	38,766,667	36,057,305
Other Assets	389,636	-
Total Assets	$42,005,182	$37,743,287

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$2,609,729	$3,696,848
Common Stock Payable	18,280	17,502
Accrued Expenses	332,391	501,809
Advances From Working Interest Owners	-	1,384,085
Asset Retirement Obligation, current	-	73,621
Notes Payable	2,000,194	875,000
Total Current Liabilities	4,960,594	6,548,865

Asset Retirement Obligation	939,297	851,873
Long-term Notes Payable	5,398,503	-
Commitments and Contingencies (see Note 10)

Stockholders' Equity
Preferred Stock Series A, 2,000 Shares Authorized of
$0.001 Par, 2,000 Shares Issued and Outstanding	3,095,600	3,095,600
Common Stock, 100,000,000 Shares Authorized of $0.001 Par,
30,002,874 Shares Issued and 29,965,974 Outstanding Shares
at December 31, 2013 and 26,751,407 Issued and 26,714,507
Outstanding Shares at March 31, 2013, respectively	30,002	26,751
Additional Paid in Capital	52,965,728	48,970,509
Accumulated Deficit	(25,335,383)	(21,701,152)
Common Stock Held in Treasury, 36,900 Shares, at Cost	(49,159)	(49,159)
Total Stockholders' Equity	30,706,788	30,342,549
Total Liabilities and Stockholders' Equity	$42,005,182	$37,743,287

Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed at www.sec.gov for complete financial statements, footnotes and results of operations including management’s discussion and analysis of financial condition and results of operations.

About Lucas Energy, Inc.

Lucas Energy is an asset-rich, independent oil and gas company developing its acreage positions in the Eagle Ford, Austin Chalk, Buda and Glen Rose resource plays in central Texas.  Based in Houston, Texas, Lucas Energy’s management team is committed to creating shareholder value through developing its asset base, improving operating efficiencies, and building a strong balance sheet.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.